UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 7, 2013

PARKWAY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-11533	74-2123597
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando, FL 32801
(Address of Principal Executive Offices, including zip code)

(407) 650-0593
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 7, 2013, a subsidiary of Parkway Properties, Inc. (the "Company") entered into an $84.5 million nonrecourse mortgage loan (the "Deerwood Loan").  In addition, on February 21, 2013, a different subsidiary of the Company entered into an $80.0 million nonrecourse mortgage loan (the "Phoenix Tower Loan"), resulting in an aggregate of $164.5 million of indebtedness being incurred by subsidiaries of the Company.

The Deerwood Loan is secured by eight office properties totaling approximately 1.0 million square feet of space located in the Deerwood submarket of Jacksonville, Florida, which a subsidiary of the Company acquired on March 7, 2013.  The Deerwood Loan bears interest at a fixed rate of 3.9% and matures on April 1, 2023.  Payments of interest only are due on the loan for three years, after which the principal amount of the loan begins amortizing over a 30-year period until maturity.  The loan is pre-payable after May 1, 2015, but any such prepayment is subject to a yield maintenance premium.  The agreement governing the Deerwood Loan contains customary rights of the lender to accelerate the loan upon, among other things, a payment default or if certain representations and warranties made by the borrower are untrue.

The Phoenix Tower Loan is secured by Phoenix Tower, a 626,000 square foot office tower located in the Greenway Plaza submarket of Houston, Texas, which a subsidiary of the Company purchased on December 20, 2012.  The Phoenix Tower Loan bears interest at a fixed rate of 3.9% and matures on March 1, 2023.  Payments of interest only are due on the loan for two years, after which the principal amount of the loan begins amortizing over a 25-year period until maturity.  The loan is pre-payable after March 1, 2015, but any such prepayment is subject to a yield maintenance premium.  The agreement governing the Phoenix Tower Loan contains customary rights of the lender to accelerate the loan upon, among other things, a payment default or if certain representations and warranties made by the borrower are untrue.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:            March 13, 2013
  PARKWAY PROPERTIES, INC.
  By: /s/ Jeremy R. Dorsett
                                          Jeremy R. Dorsett
                                          Executive Vice President and General Counsel